Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

RSC Holdings Inc.:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of United Rentals, Inc. of our reports dated February 10, 2011 with respect to the consolidated balance sheets of RSC Holdings Inc. and subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which appear in the Annual Report on Form 10-K of RSC Holdings Inc. for the year ended December 31, 2010 and to the reference to our firm under the headings “Experts” and “Selected Historical Financial Data of RSC” in the joint proxy statement/prospectus that is part of this registration statement.

/s/ KPMG LLP

Phoenix, Arizona

January 17, 2012